CONTRIBUTION AGREEMENT
                          BY AND AMONG
                        CEDAR FAIR, L.P.,
                       KNOTT'S BERRY FARM
                               AND
               THE PARTNERS OF KNOTT'S BERRY FARM






                        December 19, 1997

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                     CONTRIBUTION AGREEMENT


This CONTRIBUTION AGREEMENT (the "Agreement") is made this 19th day of December, 1997, by and among Cedar Fair, L.P., a Delaware limited partnership (the "Purchaser"), Knott's Berry Farm, a California General Partnership (the "Company"), and holders of the partnership and assignee interests in the Company identified on Schedule 3.02 attached hereto (collectively, the "Partners").


                            Recitals


          A. The Partners own 100% of the outstanding partnership interests of the Company.

          B.   The Company owns and operates the Knott's Berry
Farm Theme Park and Knott's California Marketplace in Buena Park,
California, and manages Knott's Camp Snoopy at the Mall of America in Bloomington, Minnesota pursuant to the MOA Agreement
(as defined in Section 2.07(b)).

          C. On the terms and conditions set forth herein, the parties hereto desire that all of the Partners contribute 99.9% of their partnership and assignee interests of the Company to the Purchaser and .1% of their partnership interests to Magnum Management Corporation, a subsidiary of Purchaser ("Magnum").

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants, and subject to the conditions, herein set forth, the parties hereto hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS


1.01 Defined Terms. The following words shall have the following meanings when used in this Agreement:

          "Adjusted Unit Value" shall have the meaning specified in Section 2.07(d).

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          "Authorized Representative" shall mean the person or
persons appointed by the Partners prior to the Closing to carry out the duties and exercise the power and authority of the Authorized Representative under the terms and provisions of this Agreement. The initial Authorized Representative, whose appointment is effective as of the date of this Agreement, is Terry Hackett. Such party, or any successor thereto, may be removed at any time and a successor therefore may be appointed pursuant to a Written Action. Any party serving as Authorized Representative may resign at any time by providing notice of such resignation in writing to the Purchaser and the Partners, whereupon the Partners shall appoint a successor by Written Action. No resignation or removal of the Authorized Representative is effective under this Agreement until notice thereof is provided to Purchaser in accordance with Section 10.01 hereof and no such resignation or removal will affect any action taken prior thereto by the Authorized Representative.

          "Balance Sheet Date" shall mean September 28, 1997.

          "BOA Debt Schedule" shall mean the schedule submitted to Purchaser by the Authorized Representative at least three
(3) business days prior to the Closing, which schedule shall set forth the principal amount of the Company's indebtedness to Bank of America, plus accrued but unpaid interest thereon through to and including the Closing Date, which indebtedness and accrued interest shall be paid by Purchaser pursuant to Section 2.03(b) hereof as of the Closing Date.

          "Closing" shall have the meaning specified in
Section 2.05.

          "Closing Date" shall have the meaning specified in
Section 2.05.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Crescent Avenue Land Acquisition" shall mean the
Company's acquisition of approximately 6.7 acres of land at Western and Crescent Avenues in Buena Park, California, as more particularly described in Exhibit A.

          "Current Assets" shall consist of the current assets as shown on the December 29, 1996 Balance Sheet, the

September 28, 1997 Balance Sheet or the Final Balance Sheet, as the case may be, which balance sheets shall each be prepared in accordance with GAAP.

          "Current Liabilities" shall consist of the current liabilities as shown on the December 29, 1996 Balance Sheet, the September 28, 1997 Balance Sheet or the Final Balance Sheet, as the case may be, which balance sheets shall each be prepared in accordance with GAAP.

          "Current Value" on any given date shall mean a value equal to the average daily closing price of a Unit on the New
York Stock Exchange Composite Tape for the ten (10) trading days immediately preceding such date.

          "Damages" shall have the meaning specified in Section
8.01.

          "December 29, 1996 Balance Sheet" shall have the meaning specified in Section 3.05.

          "Environmental Laws" shall have the meaning specified in Section 3.22.

          "Expenditure Schedule" shall mean the schedule submitted to Purchaser by the Authorized Representative at least three (3) business days prior to the Closing, which schedule shall set forth (i) the aggregate expenditures by the Company made on or after January 1, 1997, in connection with or otherwise relating to the Wooden Roller Coaster, currently being developed by the Company, including but not limited to design, development, site preparation and construction activities related thereto and
(ii) the aggregate capitalized expenditures made by the Company on or before the Closing Date in connection with the Crescent Avenue Land Acquisition and the La Palma Commercial Acquisition, which expenditures shall be paid by Purchaser pursuant to
Section 2.03(e) hereof as of the Closing Date.

          "Final Balance Sheet" shall mean a balance sheet of the Company (including the assets and liabilities of Virginia's Gift Shop and MOA Entertainment, L.P.) as of 11:59 p.m. on December 28, 1997 in accordance with GAAP applied on a basis consistent with the preparation of the 1996 Financial Statements.

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          "Final Balance Sheet Date" shall mean December 28,
1997.

          "Final Balance Sheet Tax Liabilities" shall mean all
Tax Liabilities for Pre-Acquisition Taxable
          Periods and Straddle Periods reflected in the Final
Balance Sheet and thus taken into account in determining the Final Working Capital.

          "Final Working Capital" shall mean Working Capital as reflected in the Final Balance Sheet.

          "Financial Statements" shall have the meaning specified in Section 3.05.

          "Fiscal Close Date" shall mean December 28, 1997, the date on which the Company's 1997 tax and fiscal year ends.

          "GAAP" shall mean generally accepted accounting principles as applied on a consistent basis throughout the three year period ended December 29, 1996.

          "Hazardous Materials" shall have the meaning specified in Section 3.22.

          "Indebtedness" shall mean (i) obligations for borrowed money, (ii) reimbursement obligations in respect of any letter of credit (whether secured or unsecured), (iii) obligations representing the deferred purchase price of property other than accounts payable arising in connection with purchases in the ordinary course of business, and (iv) any guarantee in respect of any obligations referred to in clauses (i), (ii) or (iii).

          "Independent Accounting Firm" shall mean a nationally recognized independent accounting firm jointly selected by the Authorized Representative and Purchaser. If such parties cannot agree on such accounting firm, the accounting firm will be selected as follows: the Authorized Representative and Purchaser shall each submit the name of a nationally recognized independent accounting firm that has not provided, in the two years prior to the date the name of such firm is submitted for selection pursuant to the terms hereof, professional Tax-related services worth more than $100,000 to any of the Company, the Partners or Purchaser or their respective affiliates, and the "Independent Accounting Firm" shall mean the firm selected by lot from these two firms.

          "Intangible Personal Property" shall have the meaning specified in Section 3.10.

          "La Palma Commercial Acquisition" shall mean the Company's acquisition of an approximate 20,300 square foot commercial building located on La Palma Avenue in Buena Park, California, as more particularly described in Exhibit A.

          "Licenses" shall have the meaning specified in
Section 3.14.

          "Long-Term Debt" shall mean the consolidated long-term debt of the Company, determined in accordance with GAAP less current installments of such long-term debt.

          "Material Adverse Effect" shall mean changes, developments or occurrences which, individually or in the aggregate, have or reasonably can be expected to have a material adverse effect on the assets, liabilities, business, operations or financial condition or operating results of the Company.

          "Partner Loan Account Schedule" shall mean the schedule submitted to Purchaser by the
          Authorized Representative at least three (3) business days prior to the Closing, which schedule shall set forth the principal amount of the Company's indebtedness to each Partner (or affiliate thereof), plus accrued but unpaid interest thereon through to and including the Closing Date, which indebtedness and accrued interest shall be paid by Purchaser pursuant to
Section 2.03(a) hereof as of the Closing Date.

          "Partners' Knowledge" shall mean that whenever a representation or warranty is made herein as being "to the Partners' knowledge" or "to the knowledge of the Partners" or that the "Partners are aware" or "not aware" of a matter or words of similar import, it shall mean that the Partners have made or caused to be made (and the results thereof reported to them) a reasonable inquiry to determine the accuracy of such representation or warranty by officers of the Company whom the Partners believe to be appropriate with respect to the subject matter of the inquiry.

          "Percentage Interests" shall mean the percentage interests of the Partners in the Company as set forth in
Schedule 3.02.

          "Post-Acquisition Taxable Period" shall mean a taxable period of the Company that begins on or after the Closing Date.

          "Pre-Acquisition Tax Liability" shall mean a Tax liability of the Company for or with respect to any Pre-Acquisition Taxable Period or any Straddle Period to the extent allocable to the period ending on the Closing Date, but not including any Stub Period Tax Liabilities.

          "Pre-Acquisition Taxable Period" shall mean a taxable period of the Company that ends before the Closing Date.

          "Proceeding" shall mean any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or adjustments with respect to Taxes.

          "Purchase Price" shall have the meaning specified in
Section 2.02.

          "Purchaser Tax Liabilities" shall mean without duplication, each and all of (i) the Final Balance Sheet Tax
Liabilities, (ii) Stub Period Tax Liabilities, (iii) Tax
Liabilities attributable to that portion of a Straddle Period following the Closing Date, and (iv) Tax Liabilities attributable to Post-Acquisition Taxable Periods.

          "Purchaser Termination" shall have the meaning specified in Section 9.02.

          "Real Property" shall have the meaning specified in
Section 3.12.

          "Retiring Executives" shall mean Terry Van Gorder,
Gerald Elmer and Larry Frack.

          "September 28, 1997 Balance Sheet" shall have the meaning specified in Section 3.05.

          "SERP Benefit" shall mean the supplemental employee retirement benefit payable by the Company to Terry Van Gorder.

          "Straddle Period" shall mean a taxable period of the Company that includes but does not end on the Closing Date.

          "Stub Period" shall mean, in the sole case wherein the Closing Date occurs following December 29, 1997, the period commencing on December 29, 1997, and ending on the Closing Date. If the Closing occurs on or before December 29, 1997, all references in this Agreement to the Stub Period shall be deemed nonoperative.

          "Stub Period Tax Liabilities" shall mean all Tax
Liabilities of the Company attributable to the Company's activities during the Stub Period as determined in accordance with Section 5.02(a)(3).

          "Tax" or "Taxes" shall mean all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, disability, excise, property, and estimated taxes, together with any interest, penalties, or additions thereto imposed by any governmental taxing authority.

          "Tax Liabilities" shall mean all liabilities for Taxes.

          "Tax Return" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, form and information returns and any amendments to any of the foregoing.

          "Transaction Fee Schedule" shall mean the schedule submitted to Purchaser by the Authorized Representative three
(3) business days prior to the Closing reflecting the fees and expenses of the Company and the Partners in connection with the transactions contemplated by this Agreement, including but not limited to legal, accounting and investment banking fees, the Change in Control Payments described in Section 5.01(b), the cash severance benefits payable to the Retiring Executives, and the SERP Benefit.

          "Units" shall mean units of limited partnership interest of Purchaser. All references herein to numbers of Units and the price of Units take into account the 2-for-1 Unit split which occurred on November 17, 1997.

          "Unit Value" shall mean $23.34.

          "Wooden Roller Coaster" shall mean the major capital improvement/attraction consisting of a wooden roller coaster being developed by the Company for opening in June, 1999. The total cost of the project is currently estimated to be approximately $24,000,000, with the Company anticipating 1997 expenditures of approximately $6,400,000.
          "Working Capital" shall mean Current Assets less Current Liabilities, exclusive of any indebtedness reflected in the BOA Debt Schedule and fees and expenses reflected in the Transaction Fee Schedule.

          "Written Action" shall mean a written instrument approved and executed by Partners holding more than sixty-six percent (66%) of the Percentage Interests in the Company.
          1.02 Additional Terms. In addition to the foregoing, other capitalized terms used in this Agreement shall have the meanings given to such terms where they first appear herein.

                           ARTICLE II

                      TRANSFER OF INTERESTS


          2.01 Contribution of Interests. Subject to the terms and conditions set forth herein, at the Closing, the Partners shall contribute 99.9% and .1% of their partnership and assignee interests in the Company to Purchaser and Magnum, respectively, and Purchaser and Magnum shall acquire such partnership and assignee interests. The partnership and assignee interests in the Company shall be collectively referred to herein as the "Interests."

          2.02 Purchase Price for Interests. The aggregate purchase price to be paid by Purchaser and Magnum for the Interests (the "Purchase Price"), which shall be payable as set forth in Section 2.03 hereof, shall be equal to the sum of the following:

               (a)  Two Hundred Forty-Five Million Dollars
($245,000,000), subject to adjustment as set forth in
Section 2.05, Section 2.06 and Section 2.07;

               (b) all expenditures by the Company made on or after January 1, 1997, in connection with or otherwise relating to the Wooden Roller Coaster currently being developed by the Company, including but not limited to design, development, site preparation and construction activities related thereto; and

               (c) all capitalized expenditures made by the Company on or before the Closing Date in connection with the Crescent Avenue Land Acquisition and the La Palma Commercial Acquisition.
2.03 Payment of Purchase Price. The purchase price shall be paid by Purchaser as follows:
               (a)  At the Closing, Purchaser shall pay the
aggregate amount of the indebtedness of the Company owed to certain Partners or affiliates thereof, as reflected in the Partner Loan Account Schedule and inclusive of principal and interest accrued through the Closing Date, with such payment to be made by wire transfer of immediately available funds to an account specified by the Authorized Representative for distribution to the respective Partners.
               (b) At the Closing, Purchaser shall pay, by wire transfer of immediately available funds, to Bank of America the aggregate amount of indebtedness, inclusive of principal and interest accrued through the Closing Date, as set forth in the BOA Debt Schedule.
               (c) At the Closing, or following the Closing in the case of payments required pursuant to Section 5.01(b) hereof, Purchaser shall pay the fees and expenses reflected in the Transaction Fee Schedule, with Purchaser to make payment of such fees and expenses by wire transfer of immediately available funds or by check delivered at the Closing, whichever may be applicable as specified in the Transaction Fee Schedule.
               (d) At the Closing, as security for the Partners' performance of their obligations set forth in Section 2.06,
Section 2.07 and Section 8.01 of this Agreement, the Partners hereby direct and authorize Purchaser to deposit in escrow with NBD Bank, N.A. as escrow agent ("Escrow Agent") certificates, registered in the name of and issued to the Partners (in accordance with their respective Percentage Interests), representing One Million Seventy-One Thousand One Hundred Twenty-Two (1,071,122) Units (the "Escrowed Units"). The Escrowed Units shall be accompanied by assignment powers in blank, to be held and distributed in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit B ("Escrow Agreement"). Notwithstanding such arrangement, the Partners shall retain all voting rights and all rights to dividends and other distributions with respect to the Escrowed Units. Notwithstanding the foregoing, if any Partners elect to receive all cash pursuant to Section 2.03(e) below, Purchaser shall deposit cash rather than Escrowed Units with the

Escrow Agent in an amount equal to the product of $25,000,000 multiplied by such Partners' respective Percentage Interests.
               (e) At the Closing, Purchaser shall pay to an account specified by the Authorized Representative for distribution to the Partners, in accordance with their respective Percentage Interests, by wire transfer of immediately available funds or by delivery of Units, an amount in the aggregate sum equal to the Purchase Price set forth in Section 2.02 less the amounts set forth in subsections (a), (b) (c) and (d) above.
Each Partner may elect to have its pro rata share of the Purchase Price paid to it in Units or in cash, or a combination of Units and cash. For purposes of calculating the number of Units payable to the Partners pursuant to this Section 2.03, Units shall be valued at $23.34 (the "Unit Value"). Written notice of each Partner's election must be delivered to Purchaser at least twenty (20) days prior to the Closing Date. In the event written notice of such election is not delivered at least twenty (20) days prior to the Closing Date, Purchaser shall pay such Partner's pro rata share in Units.
               (f) Although Units will be issued on the Closing Date, the parties agree that the holders of such Units will not be deemed to have received any income with respect thereto in 1997 nor entitled to any distributions declared with respect to 1997.
          2.04 The Partners to Deliver Title and Possession. At the Closing, each of the Partners shall deliver to Purchaser executed documents of transfer for each of their respective Interests and other good and sufficient instruments of transfer as Purchaser may reasonably require to vest effectively in Purchaser good and valid title to the Interests, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person, in accordance with the terms hereof.
          2.05 Date, Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place effective as of 12:01 a.m., local time, on December 29, 1997, or on the fifth business day following the date on which all conditions precedent to the obligations of the parties hereunder have been satisfied or waived, whichever is the later to occur (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614 or at such other date, time and place as may be mutually agreed upon in writing by the parties. Purchaser shall be entitled to all revenues and profits generated on the Closing Date and shall be responsible for any taxes, costs, losses or other expenses incurred on such date. If the Closing Date occurs after December 29, 1997, however, all profit, loss, revenues, costs and expenses incurred with respect to the operation of the business of the Company from and after 12:01 a.m. December 29, 1997 shall be for the benefit of and account of the Purchaser. Without limiting the generality of the foregoing, any additional indebtedness incurred by the Company in order to fund such operations from and after December 29, 1997 under its credit facility with Bank of America shall be added to the Purchase Price. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.
          2.06 Working Capital Adjustment.
               (a) The Purchase Price for the Interests will be adjusted, by increasing or decreasing the amount thereof, pursuant to the following provisions of this Section 2.06 (the "Working Capital Adjustment"). If the Final Working Capital is less than one dollar, the Purchase Price shall be reduced by, and the Partners shall return to Purchaser, that number of Units (valued at the Unit Value) equal to the difference between one dollar and the Final Working Capital. In the event that the Final Working Capital is greater than one dollar, the Purchase Price shall be increased by, and Purchaser shall issue to the Partners, that number of Units (valued at the Unit Value) equal to the difference between the Final Working Capital and one dollar. The Working Capital Adjustment shall be payable after the Closing Date as set forth below and shall be reduced by the amount of the Pro Forma Working Capital Adjustment (as defined below).
               (b) In an effort to reduce the amount of the Working Capital Adjustment after the Closing Date, a pro forma Working Capital Adjustment shall initially be calculated at the Closing (the "Pro Forma Working Capital Adjustment") based on the most recently available balance sheet (the "Pre-Closing Balance Sheet"). The Pro Forma Working Capital Adjustment shall be determined as follows: the payment to be made by Purchaser at the Closing pursuant to Section 2.02(a) shall be increased or decreased, as applicable, to the extent that the Working Capital as reflected in the Pre-Closing Balance Sheet is greater than or less than, as the case may be, one dollar.
               (c) No later than 60 days following the Closing Date, Deloitte & Touche LLP shall prepare and deliver to the Authorized Representative and Purchaser an audited Final Balance Sheet. During the 30 days after delivery of the audited Final Balance Sheet, the Authorized Representative and Purchaser and their respective representatives and accountants shall have the right to review, audit and approve the appropriate entries on the audited Final Balance Sheet concerning the Final Working Capital. The Authorized Representative and Purchaser and their respective representatives and accountants shall have the right to review the workpapers of Deloitte & Touche LLP used in preparing the audited Final Balance Sheet and the Authorized Representative and his representatives and accountants shall have full access to the books and records of the Company for the purpose of verifying the accuracy and fairness of the audited Final Balance Sheet. If neither party objects to the audited Final Balance Sheet within such 30-day period, it shall be deemed acceptable to and binding upon the parties.
               (d) If either the Authorized Representative or Purchaser has any objections to the audited Final Balance Sheet, such party will deliver a detailed statement describing their objections to the other party within 30 days after receiving the audited Final Balance Sheet. Purchaser and the Authorized Representative will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within 30 days after a party has received the statement of objections, however, Purchaser and the Authorized Representative will select an accounting firm mutually acceptable to them to resolve any remaining objections. The fees and expenses incurred by the mutually acceptable accounting firm in resolving any disputes shall be paid half by the Partners and half by Purchaser.
          2.07 Contract Adjustments.

               (a) UFS Adjustment. In the event the "Peanuts" License Agreement (the "Peanuts Agreement") between the Company and the United Features Syndicate ("UFS") dated May 28, 1997 (effective June 1, 1998) is terminated by UFS within one year of the Closing Date, the Purchase Price shall be reduced by, and the Partners shall return to Purchaser, Units having an Adjusted Unit Value equal to $5 million; provided, however, that such reduction in Purchase Price shall not be payable if the termination results from any action or inaction of Purchaser unrelated to the acquisition by Purchaser of the Partners' interests in the Company.
               (b)  MOA Adjustment.  In the event that the
Design, Development and Management Services Agreement between MOA Entertainment L.P., the Company and Minnertainment Company dated July 10, 1990 (the "MOA Agreement") is terminated within one year of the Closing Date, the Purchase Price shall be reduced by, and the Partners shall return to Purchaser Units having an Adjusted Unit Value equal to $20 million, less any amounts paid or payable to the Company or Purchaser pursuant to the MOA Agreement after the Closing Date; provided, however, that such reduction in purchase price shall not be payable if the termination results from any action or inaction of Purchaser unrelated to the acquisition by Purchaser of the Partners' interests in the Company. In the event that the MOA Agreement is amended (or it is terminated and an agreement providing for substantially similar services is entered into) and such agreement provides for average net annual compensation to the Company or Purchaser in an amount less than $2.1 million, the Purchase Price shall be reduced by, and the Partners shall return to Purchaser Units having an Adjusted Unit Value equal to the difference between (i) $20 million minus (ii) the product of the net annual compensation payable under the amended or new agreement (taking into account incentive, percentage, profit participation or similar contingent payments) multiplied by 9.524.
               (c) Termination Defined. For purposes of the adjustments set forth in this Section 2.07, a termination of the Peanuts Agreement or the MOA Agreement followed by the execution of an agreement providing for substantially similar rights or services shall not constitute a termination for purposes of triggering an adjustment to the Purchase Price.
               (d) Adjusted Unit Value Defined. For purposes of calculating the number of Units to be returned to Purchaser in the event of a Purchase Price adjustment pursuant to subsection (a) or (b) of this Section 2.07, the Adjusted Unit Value shall be the Unit Value, plus or minus, as the case may be, the product of .5 multiplied by the difference between the Current Value as of the date of the Final Determination (as defined in Section 3.5 of the Escrow Agreement) and the Unit Value.
               (e) Partners Right to Bring Suit. In the event that the Peanuts Agreement or the MOA Agreement are terminated within one year of the Closing Date and the Purchase Price is reduced as set forth in Sections 2.07(a) or (b), the Partners shall have the right to bring suit against any of the parties to such agreements (other than Purchaser, except as set forth in Section 8.02 hereof) for breach of contract or other action. Purchaser agrees to cooperate with and assist the Partners in any such action.

                           ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE PARTNERS


The Partners, severally and not jointly, and the Company represent and warrant to Purchaser that at the Closing:
          3.01 Organization, Good Standing and Authority. The Company is a general partnership duly formed and validly existing under the laws of the State of California. The Company has full partnership power and authority to carry on its business as it is now conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates. The Company is qualified to do business and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification or licensing (i) would have a Material Adverse Effect or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. Each of the Partners has the requisite corporate or trustee power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Partners, has been authorized by all necessary corporate or trustee action, as the case may be, of the Partners and constitutes a legal, valid and binding obligation of each Partner, enforceable against each of them in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally. Except as described in Exhibit A, the Company does not own, directly or indirectly, legally or beneficially, or have any rights to acquire, any shares of capital stock or any equity interest in, or otherwise control, any corporation, company, partnership, joint venture or other entity or business.
          3.02 Ownership of Interests and Power to Transfer. All of the Interests are validly issued and outstanding, fully paid and nonassessable. The Percentage Interests owned by each Partner are set forth on Schedule 3.02 hereto. Neither the Partners nor the Company have granted, issued or agreed to grant or issue any other partnership interests in the Company (other than the Interests), and there are no outstanding options, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, the Interests or any other partnership interests of the Company. The Partners have good and valid title to, and sole record and beneficial ownership of, the Interests, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person, and the Partners have the absolute and unrestricted right, power, authority and capacity to transfer the Interests to Purchaser at the Closing.
          3.03 Consents and Approvals of Governmental
Authorities. Except as set forth in Schedule 3.03 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority by the Partners or the Company is required in connection with the execution, delivery and performance of this Agreement by the Partners and the Company and the consummation by the Partners and the Company of the transactions contemplated hereby.
          3.04 Agreement not a Breach.  Except as set forth on
Schedule 3.04 hereto, the execution of this Agreement by each of the Partners and the fulfillment, performance and compliance with the terms and provisions of this Agreement by each of the Partners will not (i) conflict with or result in a breach of any provision of the general partnership agreement of the Company;
(ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute (with or without giving of notice or the lapse of time or both), a default (or give rise to any right of termination, cancellation, acceleration, suspension or revocation) or result in the acceleration of any obligation under, or permit termination of, any material agreement, lease, license, note, contract or instrument to which any of the Partners or the Company, as the case may be, is a party or by which any of them or their property is bound; (iii) accelerate, or constitute (with or without giving of notice or the lapse of time or both) an event entitling the holder of any Indebtedness of the Company to accelerate the maturity of any such Indebtedness, permit subordination of any such Indebtedness of the Company to any other Indebtedness of the Company to which the Company was not already subordinated; (iv) conflict with or violate the provisions of any law or any material judgment, decree, order, regulation or rule of any court or governmental authority or any material covenant or restriction binding upon the Company; (v) violate or result in the modification, termination or loss of any material permit, license or other authorization applicable to the Company; or (vi) result in the creation of any material lien, charge or encumbrance upon any partnership interest in or assets of the Company under any agreement or instrument to which the Company is a party or by which the Company is bound.

          3.05 Financial Statements. The Partners have delivered to Purchaser the audited consolidated balance sheet of the Company as of December 29, 1996 (the "December 29, 1996 Balance Sheet") and related statements of income and cash flow for the twelve month period then ended (the "1996 Financial Statements"). In addition, the Partners have delivered to Purchaser (a) the unaudited consolidated balance sheet of the Company as of September 28, 1997 (the "September 28, 1997 Balance Sheet") and related statements of income and cash flow for the nine month period then ended (the "Interim Financial Statements"), (b) the unaudited balance sheet of Virginia's Gift Shop ("VGS") as of September 28, 1997 and related statements of income and cash flow for the nine month period then ended (the "VGS Financial Statements") and (c) the unaudited balance sheet of MOA Entertainment, L.P. ("MOA") as of September 28, 1997 and related statements of income and cash flow for the nine month period then ended (the "MOA Financial Statements"). The 1996 Financial Statements, the Interim Financial Statements, the VGS Financial Statements and the MOA Financial Statements are collectively referred to herein as the "Financial Statements" and are attached hereto as Schedule 3.05. Except as set forth in Schedule 3.05 hereto, the Financial Statements (i) were prepared in accordance with the books and records of the Company, VGS or MOA, as applicable; (ii) were prepared in accordance with such entity's accounting policies and principles and are in accordance with GAAP (except that the Interim Financial Statements, the VGS Financial Statements and the MOA Financial Statements are unaudited and therefore do not have certain notes otherwise required by GAAP and may be subject to year-end audit adjustments); and (iii) present fairly the financial condition and results of operations of the Company, VGS or MOA, as applicable, at the dates and for the periods covered thereby.
          3.06 Absence of Certain Changes. Except as set forth in Exhibit A and Schedule 3.06, since the Balance Sheet Date there has not been:
               (a) Any Material Adverse Effect, and the Company has in all material respects conducted its business in the ordinary course consistent with past practices;
               (b) Any increase in the compensation paid or payable by the Company, other than in the ordinary course of business, to any of its officers or employees;
               (c)  Any recapitalization in respect of the
partnership interests in the Company or any direct or indirect redemption, purchase or other acquisition of any such partnership interest or any agreement to do any of the foregoing;
               (d) Any issuance, transfer, sale or pledge by the Company of any partnership interest or of any commitments, options, rights or privileges under which the Company is or may become obligated to issue any partnership interests;
               (e) Any Indebtedness incurred by the Company (excluding intercompany transactions), except such as may have been incurred or entered into in the ordinary course of business and consistent with past practices;
               (f) Any loan made or agreed to be made by the Company (excluding intercompany transactions), nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan;
               (g) Any waiver by the Company of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation before the same became due in accordance with its terms;
               (h)  Any change in the accounting methods,
practices or policies followed by the Company from those in effect during the past three fiscal years;
               (i)  Except for the purchase, replacement or
disposition of assets in the ordinary course of business, any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on, any material property or assets, tangible or intangible assets of the Company or any agreement to do any of the foregoing; or
               (j)  Any materially adverse change in the
relationship of the Company or any of its affiliates with any suppliers, customers, sponsors or other third parties having business relationships with the Company.
          3.07 Taxes. Except as set forth in Schedule 3.07 hereto, the Company has (a) timely filed or caused to be timely filed all Tax Returns of the Company required to be filed as of the date hereof (after giving effect to any valid extension of time to file such Tax Returns) and (b) paid, when due (or made provision in accordance with GAAP with respect thereto), all taxes as shown to be due and payable on said Tax Returns. No Tax Liabilities, disallowances, deficiencies or assessments relating to the business, assets or employees of the Company have been assessed on, asserted or proposed to the Company as of the date hereof and all such Tax Returns are complete, accurate and in all material respects and were prepared in accordance with all legal requirements applicable thereto. No federal, state, local or foreign audits, other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have (or reasonably be expected to result in) a Material Adverse Effect.
          3.08 Collective Bargaining Agreements and Employee Benefits. Except as described in Schedule 3.08, the Company is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees, nor has any such unit or group notified the Partners or the Company of an intention to commence any organizational activities among the employees of the Company. Schedule 3.08 contains a listing of (a) each collective bargaining agreement and other labor agreement to which the Company is a party or by which it is bound, (b) each employment, consulting, severance, deferred compensation, bonus, Interest purchase, Interest option, salary continuation, incentive and any other employee benefit plan or agreement providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which the Company is a party or by which it is bound; (c) each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and not exempted under Section 4(b) or 201 of ERISA maintained by the Company or to which the Company is required to contribute, including any multi-employer pension plan; and (d) each "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained by the Company or to which the Company contributes or is required to contribute, including any multi-employer welfare plan, and each other plan under which "fringe benefits" (including, without limitation, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company. The Company has complied in all material respects with all applicable laws, rules and regulations relating to employment, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Except as set forth in Schedule 3.08, all employee benefit plans, as defined in Section 3(3) of ERISA, of the Company in effect at any time since inception of the Company are now, and have always been, established, maintained and operated in accordance, in all material respects, with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance with their plan documents. Except as set forth in
Schedule 3.08, there is no unfunded liability for vested or non-vested benefits under any funded employee benefit plan, and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely paid. With respect to each benefit plan that is subject to Title IV of ERISA, no liability or obligation to the PBGC has been incurred or is expected except for insurance premiums under Section 4007 of ERISA, and all insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by the Company; and no amount is, and as of the Closing Date no amount will be, due or owing from the Company to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no prohibited transaction as described in Section 406 of ERISA and
Section 4975 of the Code with respect to any employee benefit plan. No employee benefit plan provides medical benefits to any former employees (including retirees) of the Company, other than benefits required to be provided under Section 490B of the Code.
          3.09 Litigation.  Except as set forth in Schedule 3.09:
               (a) Neither the Partners nor the Company is a party to, or to their knowledge is affected by, any writ, injunction or decree of any court or governmental instrumentality which, individually or in the aggregate, could reasonably have a Material Adverse Effect;
               (b) The Company is not engaged in, or to the knowledge of the Partners or the Company, threatened with, nor is there pending, any legal action or other proceeding before any court or administrative agency and no written claims have been made against the Company, except any such action, proceeding or claim which, if adversely decided, could not reasonably result in a Material Adverse Effect; and
               (c) No investigations of or claims against the Company, or its officers have been made or, are, to the knowledge of the Partners or the Company, pending or threatened by any governmental body or agency.
          3.10 Licenses of Intangible Personal Property. There is listed in Schedule 3.10 all licenses or similar agreements or arrangements that are material to the business of the Company and to which the Company is a party either as licensee or licensor for any item of intangible personal property ("Intangible Personal Property") and except as set forth on Schedule 3.10:

               (a) No proceedings have been instituted or are pending or, to the knowledge of the Partners and the Company, threatened, nor have any claims or notices been received, that challenge the rights of the Company in any material respect in and to any of such Intangible Personal Property or any license thereof;
               (b) There are no pending or, to the knowledge of the Partners and the Company, threatened claims, demands or proceedings, restricting the right of the Company to use, charging the Company with infringement of, or making any other claim with respect to, any of such Intangible Personal Property or any license thereof which, if adversely determined, could, individually or in the aggregate, reasonably have a Material Adverse Effect; and
               (c) None of the rights of the Company in (as transferred to Purchaser), to and under any Intangible Personal Property will be materially adversely affected by the consummation of the transactions contemplated hereby; and
               (d) To the Partners' knowledge, the operations of the business of the Company as presently conducted do not infringe any rights of others to any intellectual property owned by others.
          3.11 Insurance. Schedule 3.11 sets forth a true, correct and complete list of all insurance policies of any nature whatsoever maintained by the Company pertaining to the business of the Company. The Company maintains, with responsible insurance carriers, property, auto liability, workers' compensation and general liability insurance. Such policies and binders are and shall remain in full force and effect through the Closing Date and, except as otherwise set forth on Schedule 3.11, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies have been made available to Purchaser for its inspection. The Company is not in default under any of such policies or binders, and to the knowledge of the Partners and the Company, has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.
          3.12 Real Property.  There is listed in Schedule 3.12:
(i) a description of each parcel of real property owned by the Company and (ii) a listing of each lease of real property under which the Company is a lessee, lessor, sublessee or sublessor, as so designated therein ((i) and (ii), collectively, the "Real Property"). Except as indicated in Schedule 3.12:

               (a) The Company has beneficial ownership of and good and marketable title in fee simple to the Real Property described in Schedule 3.12 as owned by the Company free and clear of all mortgages, liens, encumbrances, leases, equities, security interests, pledges conditional sale agreements, title retention agreements, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options and adverse or equitable claims or rights and other title defects of any nature whatsoever (collectively, "Liens"), except for liens, if any, for property taxes not yet due and other items which do not and will not impair, in any material respect, the usefulness to the Company, or the value or the marketability, of any such Real Properties;
               (b) Each material lease, easement and other real property interest held by the Company is valid, in full force and effect, and the Company is not in material default thereunder;
               (c)  None of the Partners or the Company has
received any notice, or has any knowledge, that any of the buildings, structures or other material improvements erected on the Real Property owned or leased by the Company, or the present use thereof, (i) do not conform in all material respects with all applicable laws (or does not constitute a legal nonconforming use), codes, ordinances, regulations or other laws and applicable deed restrictions, (ii) materially encroach on property of others, or (iii) have not been operated and/or maintained in accordance with industry standards; and
               (d)  None of the Partners or the Company has
received notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and has no knowledge of the enactment or adoption of any law, code, regulation, ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

          3.13 Material Contracts. Schedule 3.13 sets forth a true, correct and complete list of:
               (a) Each contract between the Company and any party to whom the Company provides products or services which involves more than $150,000 in consideration for any twelve month period; and
               (b)  Each contract (except for real property
leases and insurance contracts) between the Company and any party to whom the Company is obligated to pay more than $150,000 in consideration for any twelve month period.

The contracts and agreements which are required to be identified in Schedule 3.13 pursuant to subsections (a) and (b) above are hereinafter referred to as the "Material Contracts." True and complete copies of each Material Contract have been delivered to Purchaser by the Company. Except as set forth in Schedule 3.13:
          (i) Each of the Material Contracts is a valid, binding and enforceable agreement of the Company and, to the knowledge of the Partners, the other parties thereto and, to the knowledge of the Partners, will, subject to the satisfaction of the conditions in Articles VI and VII, continue to be valid, binding and enforceable immediately after the Closing, subject to equitable defenses for specific performance and injunctive relief;
          (ii) As of the date hereof, the Partners have no reason to believe that the Company will not be able to fulfill in all material respects all of its obligations under the Material Contracts which remain to be performed after the date hereof; and
          (iii) To the knowledge of the Partners, there has not occurred any material default (or event which upon provision of notice or lapse of time or both would become such a default) under any of the Material Contracts on the part of the Company.
          3.14 Governmental Permits and Licenses. Schedule 3.14 contains a true, correct and complete list of the governmental permits, licenses, franchises and other certificates and authorizations (the "Licenses") that are required for and are material to the operation of the business conducted by the Company as such business is now conducted. Except as set forth on Schedule 3.14, all of such Licenses are, and as of the Closing will be, in full force and effect and the continuing validity and effectiveness of such Licenses will not be affected by the sale and transfer of the Interests to Purchaser. The Company has provided, or prior to the Closing Date will provide, Purchaser with true, correct and complete copies of each License listed in
Schedule 3.14. Except as set forth on Schedule 3.14, the Company is and has been in compliance in all material respects with all material conditions or requirements of such Licenses, and neither the Company nor any of the Partners has been notified by any governmental or licensing authority that any governmental or licensing authority intends to cancel, terminate or modify any of such Licenses.
          3.15 Management Personnel. Schedule 3.15 contains a true and complete list of the names, current salaries and incentive compensation arrangements of all management employees of the Company who earned in excess of $75,000 in the calendar year ended December 31, 1996 or who will, at their present salaries, earn in excess of $75,000 in the calendar year ending December 31, 1997.
          3.16 Banking Facilities. Schedule 3.16 contains a true and complete list of:
               (a)  Each bank, savings and loan or other
institution in which the Company has a deposit, custodial, trust or similar account or safety deposit or lock box account and the numbers and types of the accounts or safety deposit boxes maintained by the Company at such institutions; and
               (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit or lock box facility, together with a description of any limitations on such authority of each such person with respect thereto.
          3.17 Compliance with Law.  Except as set forth on
Schedule 3.17 hereto, the conduct of business by the Company has not violated or breached and does not violate or breach in any material respect (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach of) any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits, licenses, governmental authorizations, consents or approvals required for the Company to conduct its business as currently conducted, or other similar items applicable to the Company or any of its properties or assets in force on the date hereof including, without limitation, federal, state and municipal (a) laws and regulations affecting the protection of the health and safety of employees, and (b) laws and regulations affecting equal employment opportunity. There are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Partners, threatened or pending against the Company, including under any federal or state regulation or otherwise, which individually or in the aggregate would have (or could reasonably result in) a Material Adverse Effect, or interfere with the maintenance or reissuance of any of the Licenses held by the Company, and there are no facts or circumstances known to the Partners that would constitute a reasonable basis on which any such proceedings, notices or actions may be instituted, issued or brought hereafter.
          3.18 Consents of Non-Governmental Third Parties.
Except as set forth in Schedule 3.18 hereto, no material consent, waiver, approval or authorization of any non-governmental third party is necessary for the execution, delivery or consummation by the Company and each of the Partners of the transactions contemplated hereby.
          3.19 Broker's Commission or Finder's Fee. Neither the Company nor the Partners have retained any broker or finder (other than Goldman, Sachs & Co.) or agreed to become obligated to pay any fee or commission to any broker or finder (other than fees and commissions payable to Goldman, Sachs & Co.) for or on account of the transactions contemplated by this Agreement. The payment of fees and commissions to Goldman, Sachs & Co. will be paid by Purchaser pursuant to Section 2.03(c) above.
          3.20 No Undisclosed Liabilities. The Company does not have, and as of the Closing Date will not have, any liabilities, obligations or commitments (absolute, accrued or contingent) matured or unmatured (herein "Liabilities") except
(i) Liabilities which are adequately reflected or fully reserved against in the September 28, 1997 Balance Sheet, (ii) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since the date of the September 28, 1997 Balance Sheet, (iii) Liabilities disclosed in Exhibit A or in the Schedules hereto and (iv) Liabilities arising under contracts or other agreements which because of the dollar amount involved are not required to be listed in the Schedules hereto (collectively, the "Known Liabilities").
          3.21 Title to and Condition of Assets. The Company has good and marketable title to all of its assets (real, personal or mixed, tangible and intangible). Except as set forth on
Schedule 3.21, none of the Company's assets is subject to any Liens except for (i) liens for taxes or other amounts not yet due and payable, and (ii) liens and encumbrances which individually or in the aggregate do not materially impair the usefulness or value of such assets. All assets which are amusement rides (including related equipment) (a) have been operated and maintained in accordance with prudent practice in the amusement park industry, including complying with manufacturers' recommendations, (b) have been operated and maintained in substantial compliance with all applicable regulations of the State of California or any political subdivision thereof and (c) are in good condition and repair, except for ordinary wear and tear, and are usable and presently being used in the ordinary course of business.
          3.22 Environmental Matters.
               (a) For the purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, but not limited to, the Federal Water Pollution Control Act, Resource
Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and other federal, state or local laws of similar effect, each as amended, and the term "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law.
               (b) Except as disclosed on Schedule 3.22, (i) the Company has not received any notices, directives, violation reports, actions or claims from or by (1) any federal, state or local governmental agency concerning the Company and any Environmental Laws or (2) any person alleging that, in connection with Hazardous Materials, conditions at the Real Properties of the Company have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to the Partners' knowledge, no such notices, directives, violation reports, actions, claims, assessments or allegations exist;
(ii) to the knowledge of the Partners, the Company does not currently lease, operate or own any Real Properties that are listed or are threatened to be listed on a "Superfund" List or with respect to which, to the knowledge of the Partners, there is any pending or threatened proceeding or investigation under any Environmental Law; (iii) to the knowledge of the Partners, throughout the period of ownership and/or operation of any of the Real Properties by the Company, the Company has operated and continues to operate the Real Properties in compliance with all Environmental Laws; (iv) no underground storage tanks either are or, to the Partners' knowledge, have been located at any of the Real Properties; (v) to the knowledge of the Partners, there has been no spill, discharge, release, contamination or cleanup of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by the Company at the Real Properties or otherwise and to the Partners' knowledge, no spill, discharge or release or contamination or cleanup of or by Hazardous Materials has occurred on or to the Real Properties by any third party;
(vi) to the knowledge of the Partners, the Company has not used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (vii) to the Partners' knowledge, the Company has not released any other person from any claim under any Environmental Law nor waived any rights or defenses concerning any environmental conditions at any Real Properties or in connection with the Company's use, ownership and/or operation of its assets and properties.
               (c)  To the knowledge of the Partners, the
existing systems for delivering water to, and taking sewage from, the Knott's Berry Farm Theme Park in Buena Park, California comply with all applicable Environmental Laws, and are sufficient to serve the Company's operations at such location as of the Closing Date.

                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER


Purchaser represents and warrants to the Partners as follows:
          4.01 Organization and Corporate Authority; Binding Obligation. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has full power and authority to carry on its business as it is now conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates. Purchaser is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would have a material adverse effect on the financial condition, earnings, business or assets of Purchaser, or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. Purchaser has all requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed by Purchaser have been duly authorized by all necessary partnership action and constitute (or upon execution and delivery will constitute) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally.
          4.02 Agreement not a Breach.  Except as set forth on
Schedule 4.02 hereto, the execution of this Agreement by Purchaser and the fulfillment, performance and compliance with the terms and provisions of this Agreement by Purchaser will not
(i) conflict with or result in any breach of any provisions of the Third Amended and Restated Agreement of Limited Partnership of Purchaser or the certificate of limited partnership of

Purchaser (collectively, "Purchaser's LP Agreements"); (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute (with or without the giving of notice or the lapse of time, or both) a default (or give rise to any right of termination, cancellation, acceleration, suspension or revocation) or result in the acceleration of any obligation under, or permit termination of, any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound; (iii) accelerate, or constitute an event entitling the holder of any Indebtedness of Purchaser to accelerate the maturity of any such Indebtedness of Purchaser, permit subordination of any Indebtedness of Purchaser to any other Indebtedness of Purchaser to which it was not already subordinated; (iv) conflict with or violate the provisions of any law or any material judgment, decree, order, regulation or rule of any court or governmental authority or any material covenant or restriction binding upon Purchaser; (v) violate any material permit, license or other authorization applicable to Purchaser; or (vi) result in the creation of any material lien, charge or encumbrance upon any assets of Purchaser under any agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
          4.03 Consents and Approvals of Governmental
Authorities. Except as set forth in Schedule 4.03 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.
          4.04 Broker's Commission or Finder's Fee. Purchaser has not retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder (other than the fees and expenses of Goldman, Sachs & Co. payable pursuant to Section 2.03(c) hereof) for or on account of the transactions contemplated by this Agreement which would result in any obligation on the part of the Partners.
          4.05 Litigation. There is no claim or legal action pending or, to the knowledge of Purchaser, threatened against Purchaser which might materially adversely affect the performance by Purchaser of its obligations hereunder.
          4.06 Consents of Non-Governmental Third Parties.
Except as set forth in Schedule 4.06 hereto, no material consent, waiver, approval or authorization of any non-governmental third party is necessary for the execution, delivery or consummation by Purchaser of the transactions contemplated hereby.

          4.07 Accredited Investor. Purchaser represents and warrants that it is an "Accredited Investor" as such term is defined in Rule 501 under Regulation D of the 1933 Act (as hereinafter defined).
          4.08 Purchase for Investment. Purchaser acknowledges that Purchaser is acquiring the Interests for its own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws, and the Interests will not be disposed of in contravention of the 1933 Act or state securities laws. Purchaser also acknowledges that no public market now exists for the Interests and that it is unlikely that a public market for the Interests will develop.
          4.09 Interests Not Registered. Purchaser acknowledges that the Interests have not been registered under the 1933 Act or any state securities laws and, therefore, cannot be sold, and must be held indefinitely, unless subsequently registered under the 1933 Act and state securities laws or unless an exemption from such registration is available.
          4.10 Economic Risk. Purchaser acknowledges that its investment in the Interests involves a high degree of risk and represents that it is able to bear the economic risk of its investment in the Interests for an indefinite period of time.
          4.11 Financing. Purchaser has sufficient funds, or has written commitments for such funds (true copies of which have been delivered to the Partners), to deliver the Purchase Price set forth in Section 2.02 at the Closing and to consummate the transactions contemplated by this Agreement.
          4.12 Status of Units. All of the Units issued to the Partners pursuant to this Agreement shall be within the number of such units which Purchaser is authorized to issue under the Purchaser's LP Agreements and shall be valid and, subject to the terms of this Agreement and Purchaser's LP Agreements and to the statutory obligations under Delaware law, fully paid and nonassessable, and Publicly Fungible, as that term is defined in
Section 5.09 hereof.

                            ARTICLE V

                       CERTAIN AGREEMENTS
          5.01 Certain Employee Matters.
               (a) General Employees. Purchaser agrees that following the Closing all employees of the Company who are employed immediately prior to the Closing will be given full credit for all accrued vacation and holiday pay and all accumulated sick pay of such employees, and Purchaser shall be responsible for any severance payments or similar benefits payable to any such employees whose employment is terminated following the Closing. Such employees are intended third party beneficiaries of the provisions of this Section 5.01(a).
               (b) Management Employees. Purchaser acknowledges that certain management employees set forth on Schedule 5.01 (each, a "Management Employee") have each been granted certain change in control payments payable in the amounts and on the dates set forth opposite each such Management Employee's name on
Schedule 5.01 (the "Change in Control Payments"). The Purchaser acknowledges and agrees that after the Closing, Purchaser shall cause the Company to pay the Change in Control Payments on the respective dates such amounts are to be paid pursuant to Schedule 5.01.
          5.02 Tax Matters.
               (a)  Certain Operating Conventions and Procedures.
                    (1)  The parties acknowledge and agree that,
for U.S. federal and California income Tax purposes, the 1997 taxable year of the Company shall end as of the close of business on the Fiscal Close Date. The parties further agree that for all Tax purposes the Closing shall be deemed to occur prior to the Company's opening of business or accrual or receipt of any income on the Closing Date, and that all of the Company's income, gains and other Tax items attributable to the Closing Date shall be included and reported by the Purchaser in Tax Returns for Post-Acquisition Taxable Periods and that all Taxes attributable to the Company's income, gains or other Tax items for the Closing Date shall be paid by the Purchaser.
                    (2)  The allocation of any Tax Liability
between the portion of any Straddle Period ending on the Closing Date, and the portion of such Straddle Period after such date shall be made by means of a closing of the books and records of the Company as of the close of business on the Fiscal Close Date as if a taxable period ended as of the close of such date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on such date and the period after such date in the proportion which the number of days in each such period bears to the total number of days in the Straddle Period.
                    (3)  The allocation of any Tax Liability to
the Stub Period (if any) shall be made by treating such Stub Period as a separate taxable period for purposes of Taxes payable by or assessable against the Company based on a closing of the Company's books and records as of the close of the Closing Date and with exemptions, allowances or deductions which are calculated on an annual basis being allocated to the Stub Period in the proportion to which the number of days in the Stub Period bear to the applicable annual taxable period.
                    (4)  Except as provided otherwise in
Section 5.02(b)(3)(ii), for federal and state income tax purposes the parties shall treat the exchange transaction contemplated hereunder as a contribution by the Partners of property to Purchaser in a transaction subject to Code Section 721(a) and, to the extent of the cash payments made by Purchaser pursuant to
Section 2.03, Code Section 731(a). For all such purposes the Partners shall be treated as receiving the Units and cash in the capacity of partners making contributions to Purchaser.
               (b)  Filing of Tax Returns; Payment of Taxes.

                    (1)  Tax Returns Required to Be Filed Prior
to the Closing Date. The Company shall prepare and file or cause to be filed all Tax Returns of Company required to be filed (after giving effect to any valid extension of time in which to make such filings) prior to the Closing Date and shall pay or cause to be paid all Taxes shown to be due and payable on such Tax Returns, less the portion of such Taxes (if any) which are Stub Period Tax Liabilities and thus constitute Purchaser Tax Liabilities, which amount shall be paid by Purchaser.

                    (2)  Tax Returns for Pre-Acquisition Taxable
Periods and Straddle Periods.

                         (i)  The Authorized Representative shall
prepare or cause to be prepared, for Pre-Acquisition Taxable Periods and for any Straddle Periods, all Tax Returns required to be filed by the Company and which are not required to be (after giving effect to any valid extensions) filed on or prior to the Closing Date. The books and records of the Company will be maintained, and the federal, state and other income Tax Returns of the Company will be filed, so as to properly reflect the operations of the Company through the end of the Closing Date.

                         (ii) For income tax purposes, the
liabilities for the payments reflected in the Transaction Fee Schedule, including, without limitation, any payments required pursuant to Section 5.01(b), for the severance benefit payments to the Retiring Executives and the SERP Benefit (collectively, the " Transaction Liabilities") shall be treated and reported as accrued as of the Fiscal Close Date, and such Transaction Liabilities shall be reflected as accrued expense items on the Company's Tax Returns for the Pre-Acquisition Taxable Period ending on and including the Fiscal Close Date.

                         (iii)     The Authorized Representative
shall (A) file or cause to be filed all Tax Returns to which
Section 5.02(b)(1) and this Section 5.02(b)(2) apply and
(B) shall pay or cause to be paid, on or before the applicable due date(s) therefor, all Taxes shown on such Tax Returns to be due and payable, less, in each case, the portion of such Taxes which are Purchaser Tax Liabilities, which amount shall be paid by Purchaser.

                         (iv) The Purchaser shall pay or cause to
be paid, on or before the applicable due date(s) therefor, all Purchaser Tax Liabilities.

                    (3)  Tax Returns for Post-Acquisition Taxable
Periods.

                         (i)  Purchaser shall prepare or cause to
be prepared the Tax Returns for Post-Acquisition Taxable Periods and shall pay or cause to be paid all Taxes shown on such Tax
Returns to be due and payable.

                         (ii) For purposes of applying the
provisions of Code Section 704(c), the regulations thereunder and comparable provisions under applicable state income tax laws
(collectively the "Section 704(c) Rules"), the parties agree as follows:

                              (A)  The Section 704(c) Rules shall
be applied as if the contribution and exchange transaction contemplated hereunder had been effected through a contribution of the Company's assets (rather than the Partners' Interests) to Purchaser in exchange for cash and Units and the Purchaser then contributed the Company's assets to a lower-tier partnership, resulting ultimately in the effect described in Treasury Regulation Section 1.704-3(a)(9);

                              (B)  The real property consisting
of the approximately 150 acres (exclusive of any improvements thereto and also exclusive of the real property being acquired in the Crescent Avenue Land Acquisition and the La Palma Commercial Acquisition) shall be deemed to have a fair market value of Ninety Million Dollars as of the Closing Date; and

                              (C)  Except as provided in
Section 5.02(b)(3)(ii)(D), in applying the Section 704(c) Rules in Post-Acquisition Taxable Periods with respect to the differences, respectively, in the tax basis and the fair market value of the Company's assets and the Purchaser's assets as of the Closing Date, Purchaser hereby covenants and represents that
(a) the "traditional method" subject to the "ceiling rule" of Treasury Regulation Section 1.704-3(b) shall be used, (b) the conventions and assumptions used in applying such traditional method shall be such that, to the maximum extent possible, the aggregate annual allocation of tax depreciation and tax amortization to the Partners in Post-Acquisition Taxable Periods will equal the aggregate tax depreciation and tax amortization attributable to the tax basis of the Company's assets as of the Closing Date, and (c) the Section 704(c) Rules and the covenants and representations set forth in the foregoing clauses (a) and
(b) will be applied in a manner reflecting the conventions and assumptions illustrated in Schedule I of Exhibit 5.02(b)(3)(ii), provided, however, that the actual application of the
Section 704(c) Rules will be based on the actual valuations of the Company's assets and the Purchaser's assets as of the Closing Date (provided further, however, that for such purposes the valuation for the Company's real property shall be as provided in
Section 5.02(b)(3)(ii)(B)).

                              (D)  The parties acknowledge and
agree that, as of the date of this Agreement, there are Proposed Treasury Regulations (the "Proposed Regulations") which, if made effective, would operate to prohibit Purchaser from using the "remedial method," as described in Treasury Regulation 1.704-3(d) (the "Remedial Method"), in applying the Section 704(c) Rules in Post-Acquisition Taxable Periods with respect to the differences as of the Closing Date in the tax basis and fair market value of the Company's and the Purchaser's goodwill, going concern value and similar "Section 197" assets. In the event that such Proposed Regulations are revised or withdrawn or other action is taken by the U.S. Treasury so as to allow the use of the Remedial Method for such purposes, then the parties agree that
Section 5.02(B)(3)(ii)(C) shall be deemed inoperative and, in lieu thereof, the parties agree that in applying the
Section 704(c) Rules in Post-Acquisition Taxable Periods with respect to the differences, respectively, in the tax basis and the fair market value of the Company's assets and the Purchaser's assets as of the Closing Date, Purchaser hereby covenants and represents that (a) the "remedial method" described in Treasury Regulation Section 1.704-3(d) shall be used, (b) the conventions and assumptions used in applying such remedial method shall be such that, to the maximum extent possible, the aggregate annual allocation of tax depreciation and tax amortization from the Closing Date assets of the Purchaser to the Partners in Post-Acquisition Taxable Periods will equal the aggregate tax depreciation and tax amortization attributable to the Company's assets as of the Closing Date that is allocable to the other limited partners of Purchaser, and (c) the Section 704(c) Rules and the covenants and representations set forth in the foregoing clauses (a) and (b) will be applied in a manner reflecting the conventions and assumptions illustrated in Schedule II of
Exhibit 5.02(b)(3)(ii), provided, however, that the actual application of the Section 704(c) Rules will be based on the actual valuations of the Company's assets and the Purchaser's assets as of the Closing Date (provided further, however, that for such purposes the valuation for the Company's real property shall be as provided in Section 5.02(b)(3)(ii)(B)).

                    (iv) Purchaser agrees to take all actions, including the making of applicable elections, necessary or appropriate to allow the Company (or any successor thereto, or, if the Company is merged or liquidated into Purchaser, the division or business segment in which the Company's business is thereafter conducted) to continue, following the Closing, to use the last-in-first-out ("Lifo") tax accounting method for the Company's inventories, provided, however, the Purchaser shall not be obligated hereunder to cause the Company to continue to use such Lifo method with respect to the Company's inventories if at any time such use of such method is not permitted under applicable law.
               (c)  Proceedings.

                    (1)  Purchaser shall, promptly upon receipt
of notice thereof by Purchaser or Company, notify the Authorized Representative in writing of any communication with respect to any pending or threatened Proceeding in connection with a Pre-Acquisition Tax Liability (or an issue related thereto). Purchaser shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by Purchaser or Company.

                    (2) The Authorized Representative shall have responsibility and authority to represent the interests of the Company and Partners in any Proceeding relating to Pre-Acquisition Taxable Periods, Straddle Periods or otherwise with respect to Pre-Acquisition Tax Liabilities and to employ counsel of its choice at its expense; provided, however, that Purchaser shall be permitted to participate (at its own expense) in any such Proceedings and all hearings related thereto.

                    (3)  The Purchaser and/or the Company, as
applicable, shall execute and deliver to the Authorized Representative any power of attorney requested by the Authorized Representative in connection with any Proceeding described in this Section 5.02(c); provided, however, that such power of attorney is necessary or appropriate to permit the Authorized Representative to conduct such Proceeding.

               (d) Cooperation; Maintenance and Retention of Records. Purchaser shall, and shall cause the Company to, provide the Authorized Representative with such assistance and documents as may be reasonably requested by the Authorized Representative in connection with (i) the preparation of any Tax Return, (ii) the conduct of any Proceeding, (iii) any matter relating to Pre-Acquisition Tax Liabilities and (iv) any other matter that is a subject of this Section 5.02, and the Authorized Representative shall pay any reasonable legal, accounting and other fees and out-of-pocket expenses incurred by the Purchaser and/or the Company in connection therewith. Purchaser and the Company shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable years to which such Tax Returns and other documents relate or until the expiration of any additional period that the Authorized Representative reasonably requests, in writing, with respect to specific material records or documents. If Purchaser or the Company intends to destroy any material records or documents, it shall provide the Authorized Representative with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other party in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

               (e) Disputes. If the parties disagree as to any matter arising out of this Section 5.02, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 15 days, the parties shall jointly retain the Independent Accounting Firm to resolve the dispute. The fees of the Independent Accounting Firm shall be borne equally by the parties having the dispute, and the decision of such Independent Accounting Firm shall be final and binding on all parties involved. Following the decision of the Independent Accounting Firm, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Independent Accounting Firm, including, without limitation, the prompt payment of Taxes as directed by the Independent Accounting Firm.
          5.03 Conduct of Business. From the date hereof until the Closing Date and other than as set forth in Exhibit A, the Partners shall cause the Company to conduct its business only in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement, set forth in Exhibit A or consented to or approved in writing and in advance by an authorized officer of Purchaser, the Company, and where appropriate the Partners, covenant as follows with respect to the period between the date hereof and the Closing Date:

               (a) The Company and the Partners will use all reasonable efforts to substantially preserve intact the present business organization of the Company and to preserve the relationships with persons having business dealings with the Company and to keep available the services of its present officers and key employees, subject to the terms of this Agreement;

               (b) The Company will maintain its books, accounts and records consistent with past practices and policies and in accordance with GAAP;
               (c) The Company will not make, adopt or propose any change in its partnership agreement as in force and effect on the date hereof that would have any adverse impact on the transactions contemplated by this Agreement;
               (d)  The Company will not issue, set aside,
redeem, purchase or otherwise acquire any of its partnership interests or issue any options or other rights to purchase any of its partnership interests, any securities convertible or exchangeable for partnership interests or commit to do any of the foregoing;
               (e) Except as disclosed on Schedule 3.08, the Company will not enter into any employment contract or agreement with any existing or prospective employee which is not terminable at will;
               (f) The Company will not cancel, without full payment, any note, loan or other obligation owing to the Company;
               (g)  The Company will not make any capital
expenditure (or series of related expenditures) involving more than $150,000, except for expenditures set forth on
Schedule 3.13;
               (h) Except in the ordinary course of business and consistent with past practices, the Company will not increase the compensation payable to or the benefits afforded any of its officers, employees, consultants or agents of the Company nor shall it adopt or amend any employee benefit plan or compensation or commission arrangement, provided, however, the Company may, in its discretion, amend any severance or incentive agreements with its employees, including the SERP Benefit agreement, so as to assure that the severance benefits payable to the Retiring Executives, the SERP Benefit and the Change in Control Payments payable upon a closing of the contribution and exchange transaction contemplated hereunder shall be treated for income tax purposes as accruable and deductible as of the Fiscal Close Date and thus reported as an expense item on the Company's income Tax Returns for the period ending on and including the Fiscal Close Date;
               (i)  The Company will not sell or otherwise
dispose of, or enter into any agreement for the sale or disposition of, or mortgage or encumber or permit to exist any liens, claims or security interests on, any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business consistent with past practices;
               (j)  The Company shall maintain its existing
insurance policies covering it, unless comparable insurance is substituted therefor, and shall not take any action to terminate or modify those insurance policies;
               (k) The Company shall observe and perform, and remain in compliance with, its respective obligations in agreements and contracts the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect and not enter into any agreements or contracts which would require payments by the Company of more than $150,000 over any period of twelve months;
               (l) The Company shall not merge or consolidate with any other person or (except in the ordinary course) acquire a material amount of assets of any other person;
               (m) The Company shall not sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by the Company or (ii) any assets or property which are material to the Company taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof), or in the ordinary course of business consistent with past practice;
               (n) The Company shall not agree or commit to do any of the foregoing; and
               (o) Except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company shall not (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided, however, that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Closing or (iii) take, or agree to commit to take, any action that would result in, or is reasonably likely to result in, any conditions of this Agreement set forth in
Article VI and Article VII not being satisfied.
Notwithstanding anything contained in this Section 5.03 to the contrary, the Company shall not have any restrictions upon expenditures or acts related to the design, planning or construction of the Wooden Roller Coaster currently being developed at the Knott's Berry Farm Theme Park in Buena Park, California scheduled to open June, 1999, provided, however, that the Company shall consult with Purchaser through the Closing Date on the status of this project and any significant modifications from the plans and budgets presented to Purchaser in September 1997.
          5.04 Access to Properties. Between the date hereof and the Closing Date, with reasonable prior notice, the Partners will give and will cause the Company to give to authorized representatives of Purchaser full access, during normal business hours, in such manner as not to unduly disrupt normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Company, and will cause the officers of the Company to furnish any and all financial, technical and operating data and other information as Purchaser shall from time to time reasonably request.
          5.05 Confidentiality and Nonsolicitation. Pending the Closing, Purchaser will hold in confidence all information obtained in connection with the transactions completed herein and will use such information only for purposes related to the transactions contemplated hereby. Purchaser further agrees that, pending the Closing, it will not disclose any such information to any third party except upon the prior written consent of the Partners, or except as required by law or except to its advisors who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, Purchaser will return all data to the Partners and continue to honor the foregoing confidentiality and non-disclosure covenants for a period of five years. Such obligation of confidentiality shall not extend to any information (a) which is shown to be or to have been generally known to others engaged in the same trade or business as the Company, (b) previously known to Purchaser prior to the start of discussions leading to the execution of this Agreement, (c) obtained by Purchaser in good faith from third parties who are not obligated to maintain the information confidential or (d) that is or shall be public knowledge through no act or omission by Purchaser or any of its directors, officers, employees, professional advisors or other representatives. Furthermore, if the transactions contemplated hereby are not consummated, Purchaser agrees that for a period of three years it will not, nor will it permit its officers, directors, employees, agents or representatives to, directly or indirectly solicit or attempt to solicit any of the employees of the Company at the level of manager or above to leave the Company or to become employees of or consultants to any other person or entity.
          5.06 Exclusive Nature of Agreement. Prior to the Closing, or such earlier date on which this Agreement is terminated in accordance with its terms, the Partners, the Company and their officers, employees, agents and representatives will not, directly or indirectly, solicit from any person, or otherwise encourage any person to make, any inquiries or proposals, or furnish information, relating to the acquisition, in whole or in part, of the Company or the Interests or engage in any negotiations or enter into any agreement or understanding with any person (other than Purchaser) regarding the acquisition, in whole or in part, of the Company or the Interests. The Partners will not furnish any information concerning the Company to any person other than Purchaser for the purpose of, or with the intent of, permitting such person or entity to evaluate a possible acquisition, in whole or in part, of the Company or the Interests. Notwithstanding anything in this Agreement to the contrary, the Partners and the Company, as the case may be, shall as promptly as practicable advise Purchaser orally and in writing of the receipt by it (or by any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company) after the date hereof of any acquisition proposal, or any inquiry which could lead to any acquisition proposal, the material terms and conditions of such acquisition proposal or inquiry, and the identity of the person making the acquisition proposal or inquiry. The Partners or the Company, as the case may be, will keep Purchaser fully informed of the status and details of any such acquisition proposal or inquiry.
          5.07 Consummation of Agreement; Cooperation. The parties shall use their best efforts to perform and fulfill all obligations on their respective parts to be performed and fulfilled under this Agreement, and to cause all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. The parties hereto shall cooperate with each other in such actions and in securing requisite approvals and each party shall deliver such further documents as the other party may reasonably request as necessary to evidence such transactions.
In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Purchaser and the Authorized Representative shall take all such necessary action. The Partners acknowledge that the Units will not have been registered under either federal or state securities laws and agree to provide Purchaser prior to the Closing Date with reasonably appropriate investment representations in writing in connection with a private offer of securities.
          5.08 Redemption of Units. Until the first anniversary of the Closing Date, at the request of the Authorized Representative, during any period consisting of three full calendar months, Purchaser shall be required to redeem from the Partners, from any source of funds legally available therefor, up to an aggregate of 500,000 Units at a price per Unit equal to the closing price on the New York Stock Exchange on the date any such request is received by Purchaser in accordance with Section
10.01 hereof and upon surrender of the certificate(s) representing the Units for which redemption is sought in accordance with this Section 5.08. Purchaser shall effect such redemptions by paying the aggregate redemption amount within 20 days of receipt of any such request.
          5.09 Preservation of Fungibility of Units. Purchaser will not take or cause to be taken, whether prior to or at any time following the Closing, any action which will, or is reasonably likely to, result in the Units issued to the Partners pursuant to this Agreement (each a "KBF Unit" and collectively, the "KBF Units") not being Publicly Fungible (as defined herein). As used herein the term Publicly Fungible shall mean, with respect to the KBF Units, their eligibility and qualification for inclusion in, and, for public market trading purposes, for treatment as pari passu with all other Units included in, the class of Units which as of the Closing Date are listed on the New York Stock Exchange as a single class of partnership securities of Purchaser. For purposes of the foregoing, the Public Fungibility of the KBF Units shall be determined without regard to the fact that all or any portion of the KBF Units are not registered under the 1933 Act or any state securities laws and, therefore, may not be resold unless registered or unless an exception for registration is available.

                           ARTICLE VI

             CONDITIONS TO OBLIGATIONS OF PURCHASER


The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions any one or more of which may be waived by Purchaser.
          6.01 Performance of Agreements. Each of the Partners and the Company shall have performed in all material respects their respective covenants, obligations and agreements contained in this Agreement required to be performed prior to the Closing, and the Authorized Representative and the Company shall have delivered to Purchaser a certificate to such effect.
          6.02 Representations and Warranties True. The representations and warranties of the Partners and the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall each be true and correct in all material respects in each case as of the date hereof and on the Closing Date as if made again on such Date, and at the Closing the Authorized Representative and the Company shall have delivered to Purchaser a certificate to such effect.
          6.03 No Pending or Threatened Claim. No condition or restriction of any governmental or regulatory authority shall be in effect and no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental or regulatory authority that presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.
          6.04 Opinion of the Partners' and Company's Counsel. Purchaser shall have been furnished at the Closing with an opinion of the Partners' and the Company's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that:

               (a) The Company is a general partnership and is duly organized and validly existing under the laws of the State of California.

               (b)  All corporate or trustee actions, as
applicable, required to be taken by or on the part of the Partners and all partnership actions required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement by each of the Partners and the Company have been duly and properly taken.

               (c) This Agreement has been duly authorized, executed and delivered by each of the Partners and the Company, and constitutes valid and binding obligations of each of the Partners and the Company, enforceable against each of them, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and general principles of equity.

               (d) Except as set forth in Schedule 3.04 to the Agreement, the execution and delivery of this Agreement by each of the Partners and by the Company and the consummation of the transactions contemplated hereby by each of the Partners and by the Company do not (i) violate any constitutional or statutory provision or requirement, or to such counsel's knowledge, violate any judicial or administrative order, award, consent decree, judgment or decree applicable to the Partners or the Company or charter documents of each of the Partners; (ii) conflict with any terms, conditions or provisions of the partnership agreement of the Company; or (iii) to such counsel's knowledge, result in the creation of any lien, charge or encumbrance upon any of the assets or property of the Company under any Material Contract, other than such liens, charges or encumbrances which would not have a Material Adverse Effect.
          6.05 No Material Adverse Change. After the date hereof and prior to the Closing Date, there shall not have occurred any Material Adverse Effect. Purchaser shall have received a certificate addressed to it from the Partners dated the Closing Date to the foregoing effect.
          6.06 Resignations. The Partners shall have delivered to Purchaser the resignations of the officers or employees of the Company whose names appear on Schedule 6.06, effective as of the Closing Date.
          6.07 Hart-Scott-Rodino. All applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder shall have been met, including the expiration of all applicable waiting periods, and neither the Department of Justice nor the Federal Trade Commission shall have raised objections to the transactions contemplated hereby.
          6.08 Agreement Not to Compete. Each of the Partners shall have entered into an agreement not to compete substantially in the form attached hereto as Exhibit C with the Company and Purchaser.
          6.09 Consents. All consents, approvals and waivers from third parties and governmental authorities required to consummate the transactions as contemplated hereby shall have been obtained without the imposition on Purchaser or, the Company of any materially burdensome conditions, restrictions or obligations that were not applicable to the Partners or, the Company during the year ending December 28, 1997.
          6.10 Subscription Agreements. Each of the Partners shall have entered into subscription agreements in the form attached hereto as Exhibit D to evidence the private offer of securities to each such Partner pursuant to Section 2.03(e) hereof.
          6.11 Escrow Agreement. Each of the Partners shall have entered into the Escrow Agreement.

                           ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF SELLER


The obligations of the Partners and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Authorized Representative:
          7.01 Performance of Agreements. The Purchaser shall have performed in all material respects its covenants, obligations and agreements contained in this Agreement required to be performed prior to the Closing, and Purchaser shall have delivered to the Authorized Representative a certificate to such effect.
          7.02 Representations and Warranties True. The representations and warranties of Purchaser contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects in each case as of the date hereof and on the Closing Date, as if made again on such date, and at the Closing Purchaser shall have delivered to the Authorized Representative a certificate to such effect.
          7.03 Opinion of Counsel. The Partners shall have been furnished with an opinion of counsel to Purchaser, dated the Closing Date, to the effect that:

               (a)  Purchaser is a limited partnership duly
formed, validly existing and in good standing under the laws of the State of Delaware.

               (b) All partnership actions required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser have been duly and properly taken.

               (c) This Agreement has been duly authorized, executed and delivered by Purchaser, and constitutes valid and binding obligations of Purchaser, enforceable against it, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and general principles of equity.

               (d) The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser do not (i) violate any constitutional or statutory provision or requirement, or to such counsel's knowledge, violate any judicial or administrative order, award, consent decree, judgment or decree applicable to Purchaser; (ii) conflict with any terms, conditions or provisions of the Purchaser's LP Agreements; or (iii) to such counsel's knowledge, result in the creation of any lien, charge or encumbrance upon any of the assets or property of Purchaser under any such agreement or instrument, other than such liens, charges or encumbrances which, separately or in the aggregate, would not have a material adverse effect on Purchaser.
          7.04 No Pending or Threatened Claim. No condition or restriction of any governmental or regulatory authority shall be in effect and no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental or regulatory authority that presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.
          7.05 Payment of Certain Obligations. Purchaser shall have paid the Purchase Price in the manner set forth in
Section 2.03.
          7.06 Hart-Scott-Rodino. All applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder shall have been met, including the expiration of all applicable waiting periods, and neither the Department of Justice nor the Federal Trade Commission shall have raised objection to the transactions contemplated hereby.
          7.07 Escrow Agreement. Purchaser shall have entered into the Escrow Agreement.

                          ARTICLE VIII

                         INDEMNIFICATION


          8.01 Indemnification by the Partners. The Partners shall indemnify and hold harmless Purchaser and its respective officers, directors, partners, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest, and damages, whether or not arising out of any claim, action, suit or other proceeding

(and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) ("Damages") incurred by, imposed on or borne by Purchaser or, the Company resulting from:

               (a) The breach of any of the representations or warranties made by the Partners or the Company in this Agreement;
or

               (b) The breach or the failure of performance by the Partners or the Company of any of the covenants, agreements or obligations that they are to perform hereunder.
Damages shall exclude any amount with respect to which Purchaser shall be entitled to receive and shall have received payment under any insurance policy which provides coverage for the liability to which such amount relates.
          8.02 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Partners, in respect of any and all Damages incurred by, imposed on or borne by the Partners resulting from:
               (a) The breach of any of the representations or warranties made by Purchaser in this Agreement; or
               (b) The breach or the failure of performance by Purchaser of any of the covenants, agreements or obligations that it is to perform hereunder.
          8.03 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party or parties (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided that the indemnified party's failure to give such notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall promptly deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the third party claim. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 8.04 of this Agreement.
          8.04 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the indemnifying party, provided that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorney's fees, incurred in connection with such cooperation by the indemnified party.
          8.05 Manner of Indemnification. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check to the indemnified party or in the case of an indemnification by the Partners, by the payment of cash or the return of Units having a Current Value equal to the amount to be indemnified pursuant to the terms of the Escrow Agreement.
          8.06 Limitations on Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and (a) the representations and warranties set forth in Sections 3.02, 3.07 and 3.21 will survive until the expiration of the respective statute of limitations with respect to such matters and (b) all other representations and warranties set forth herein or in any instrument or document furnished in connection herewith will expire on the second anniversary of the Closing Date, unless prior to such time a claim specifying a breach of any such representation or warranty is submitted in writing to the indemnifying party and identified as a claim for indemnification pursuant to this Agreement. No claim or action for indemnity pursuant to Sections 8.01 or 8.02 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the provisions of this Section except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Notwithstanding any provision of this Agreement to the contrary, (i) the Partners shall have no obligation to indemnify any person entitled to indemnity under Section 8.01 unless the persons so entitled to indemnity thereunder have suffered Damages in an aggregate amount in excess of $1,000,000 and then only to the extent of such excess; (ii) the Partners' aggregate liability under Section 8.01 shall in no event exceed $50,000,000 and no Partner's individual liability shall exceed an amount equal to the product of $50,000,000 multiplied by such Partner's Percentage Interest.
          8.07 Exclusivity of Indemnification. The parties hereto agree that the indemnification provisions of this
Article VIII are intended to provide the exclusive remedy as to all Damages they may incur arising from or relating to the transactions contemplated hereby, and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation; provided, however, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an indemnified person in connection with a breach of any covenant or agreement contained herein.
          8.08 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to this
Article VIII shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying person.

                           ARTICLE IX

                           TERMINATION


          9.01 Termination.   This Agreement may be terminated
prior to the Closing (a) by the mutual written consent of the parties hereto; (b) by either Purchaser or the Authorized Representative, at any time after March 31, 1998 if for any reason the purchase by Purchaser of the Interests shall not have been consummated by such date; (c) by Purchaser if there has been a material misrepresentation or material breach on the part of the Partners in the representations, warranties and covenants of the Partners set forth herein which, if curable, has not been cured within 10 business days after notice thereof by Purchaser;
(d) by the Authorized Representative, if there has been a material misrepresentation or material breach on the part of Purchaser in the representations, warranties and covenants of Purchaser set forth herein which, if curable, has not been cured within 10 business days after notice thereof by the Authorized Representative; (e) by Purchaser upon delivery to the Authorized Representative, of a written notice if any event occurs which renders impossible of satisfaction one or more of the conditions to Purchaser's obligations contained in Article VI hereof and noncompliance is not waived by Purchaser; and (f) by the Authorized Representative, upon delivery to Purchaser of a written notice if any event occurs which renders impossible of satisfaction one or more conditions to the Partners' obligations contained in Article VII hereof and noncompliance is not waived by the Authorized Representative. The termination of this Agreement, except pursuant to subsection (a), shall not affect the right of any party to bring an action against another party for breach of this Agreement.

          9.02 Liquidated Damages in the Event of Purchaser Termination. The parties acknowledge and agree that as of the time of the execution of this Agreement it is impractical, if not impossible, to reasonably ascertain the extent of damages which shall be incurred by the Partners as a result of a termination of this Agreement pursuant to Section 9.01(b), (d) or (f), which termination results from a willful or negligent act of Purchaser (a "Purchaser Termination"). The factors relating to the impracticability of ascertaining damages include, but are not limited to, the fact that: (a) substantial damage results to the Partners from delay and loss of opportunity with other potential purchasers and (b) potential purchasers who were eliminated from purchasing the Company due to the purchase price offered by the Purchaser may not subsequently have the interest or resources to make another offer to purchase the Company and the value of this loss is impossible to calculate in precise monetary terms. Accordingly, in the event of a Purchaser Termination, the Purchaser shall be assessed liquidated damages in the amount of Fifteen Million Dollars ($15,000,000) payable to the Company.
The parties acknowledge and agree that the above described liquidated damages provisions represent a reasonable sum in light of all the circumstances. The Purchaser shall pay any assessed liquidated damages within ten (10) days after a Purchaser Termination.


          9.03 Liquidated Damages in the Event of Partner Termination The parties acknowledge and agree that as of the time of the execution of this Agreement it is impractical, if not impossible, to reasonably ascertain the extent of damages which shall be incurred by Purchaser as a result of a termination of this Agreement pursuant to Section 9.01(b), (c) or (e), which termination results from a willful or negligent act of the Partners (a "Partner Termination"). The factors relating to the impracticability of ascertaining damages include, but are not limited to, the fact that (a) substantial damage results to Purchaser from delay and loss of opportunity with respect to other potential acquisitions it may be interested in and (b) the Company represents a unique asset to Purchaser which cannot be duplicated or replaced and the value of this loss is impossible to calculate in precise monetary terms. Accordingly, in the event of a Partner Termination, the Partners shall be assessed liquidated damages in the amount of $15,000,000 payable to Purchaser. The parties acknowledge and agree that the above described liquidated damages provisions represent a reasonable sum in light of all the circumstances.
The Partners shall pay any assessed liquidated damages within ten
(10) days after a Partner Termination.

                            ARTICLE X

                       GENERAL PROVISIONS


          10.01 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other reputable overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

          (a) If to the Authorized Representative or the Company, to:

               Hackett Management Corporation
               Three Upper Newport Plaza Drive
               Newport Beach, CA 92660
               Attn:  Terry Hackett
               Facsimile Number:  (714) 851-5031
          With a copy to:

               Gibson, Dunn & Crutcher LLP
               4 Park Plaza
               Irvine, California 92614
               Attn:  Gerard J. Kenny, Esq.
               Facsimile Number:  (714) 451-4220
          (b)  If to Purchaser, to:

          Cedar Fair, L.P.
     P.O. Box 5006
     One Causeway Drive

               Sandusky, OH 44871
               Attn:  President
               Facsimile Number:  (419) 627-2234

          With a copy to:

               Squire, Sanders & Dempsey L.L.P.
               127 Public Square
               Cleveland, OH 44114-1304
               Attn:  Gordon S. Kaiser, Jr., Esq.
               Facsimile Number:  (216) 479-8793
          10.02 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.
          10.03 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its rules of conflicts of law.
          10.04 Consent to Jurisdiction and Forum Selection. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Orange, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Orange, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 10.01 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.
          10.05 Attorneys' Fees. If either party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.
          10.06 Amendment and Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.
          10.07 Captions. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction.
          10.08 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          10.09 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any party without the written consent of the others.
          10.10 Severability. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.
          10.11 Expenses. Except as otherwise expressly provided herein, the parties shall, whether or not the transactions contemplated hereby are consummated, each bear their own legal, accounting, investment banking and other fees and expenses in connection with this Agreement and the transactions contemplated hereby.
          10.12 Schedules. All schedules, exhibits, appendices and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation to which they are explicitly referenced.
          10.13 Records. After the Closing, Purchaser shall cause the Company to keep and preserve all books and records of the Company existing as of the Closing for a period of at least three years after the Closing. Purchaser will cause the Company to afford to the representatives of the Partners, including its counsel and accountants, reasonable access to, and, at the Partners' expense, copies of, the records retained by the Company during normal business hours after the Closing Date upon reasonable notice for proper business purposes. Purchaser and the Company shall also make their respective officers and employees available to the Partners at reasonable times and places after the Closing upon reasonable notice for proper business purposes.
          10.14 Further Assurances. From time to time after the Closing Date, at Purchaser's request and without further consideration, the Partners shall execute and deliver to Purchaser such documents and take such other action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Purchaser good and valid title to the Interests and to carry out the intent of this Agreement. From time to time after the Closing Date, at the request of the Partners and without further consideration, the Purchaser shall execute and deliver to the Partners such documents and take such other action as the Partners may reasonably request in order to consummate more effectively the sale of the Interests and to carry out the intent of this Agreement.
          10.15 Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              CEDAR FAIR, L.P. (the "Purchaser")


                              By:  Cedar Fair Management Company
                                   Its General Partner

                                   By:  /s/ Richard L. Kinzel
                                          Richard L. Kinzel
                                          President and Chief
                                           Executive Officer



                              KNOTT'S BERRY FARM (the "Company")

                              By:        /s/ Terry E. Van Gorder
                                         Terry E. Van Gorder
                                         President and Chief
                                          Executive Officer

                              THE PARTNERS

                              RUSSELL KNOTT, INC.,
                              a California corporation


                              By: /s/ Russel H. Knott
                                RUSSELL H. KNOTT
                                President


                              VMK ENTERPRISES, INC.,
                              a California corporation


                              By: /s/ Virginia K. Bender
                                VIRGINIA K. BENDER
                                President


                              THE M. KNOTT COMPANY,
                              a California corporation


                              By: /s/ Marion Knott
                                MARION KNOTT
                                President


                              M. KNOTT ENTERPRISES,
                              a California corporation


                              By: /s/ Marion Knott
                                MARION KNOTT
                                President

                              KEN & TONI OLIPHANT ENTERPRISES,
                              INC., a California corporation


                              By: /s/ Ken B. Oliphant
                                KEN B. OLIPHANT
                                President


                              By:   /s/ Marion Knott
                                MARION KNOTT

                              as Trustee of a Trust established
                               under the Will of Cordelia Knott,
                               deceased, for the benefit of Marion
                               Knott


                              By: /s/ Virginia K. Bender
                                VIRGINIA K. BENDER

                              as Trustee of a Trust established
                               under the Will of Cordelia Knott,
                               deceased, for the benefit of
                               Virginia K. Bender


                              DARREL D. ANDERSON & ASSOCIATES,
                              INC.,
                              a California corporation


                              By: /s/ Darrel D. Anderson
                                DARREL D. ANDERSON
                                President


                              D.W.O. ENTERPRISES, INC.,
                              a California corporation


                              By:  /s/ Don W. Oliphant
                                DON W. OLIPHANT
                                President

                              JANA O. HACKETT, INC.,
                              a California corporation


                              By:  /s/ Jana O. Hackett
                                JANA O. HACKETT
                                President


                              KENNETH KNOTT, INC.,
                              a California corporation


                              By: /s/ Kenneth Knott
                                KENNETH KNOTT
                                President


                              STEPHEN KNOTT, INC.,
                              a California corporation


                              By:  /s/ Stephen Knott
                                STEPHEN KNOTT
                                President


                              TRAVEL BY MIKE, INC.,
                              a California corporation


                              By:  /s/ Michael Reafsnyder
                                MICHAEL REAFSNYDER
                                President


                              LAURA L. ANDERSON TRUST NO. 1


                              By:  /s/ Laura L. Anderson Otto
                                Laura L. Anderson Otto

                                      Trustee